Exhibit 99.1

                       Anaren Reports 1st Quarter Results

    SYRACUSE, N.Y., Oct. 26 /PRNewswire-FirstCall/ -- Anaren, Inc. (Nasdaq:
ANEN) today reported net sales from continuing operations for the first quarter ended September 30, 2004 were a record $24.9 million, up 36% from the first quarter of fiscal year 2004, and unchanged sequentially from the fourth quarter of fiscal 2004.

    Operating income for the first quarter was $2.4 million, or 9.5% of net sales, up $1.3 million or 112% from the first quarter of last year, and down $0.5 million, or 18% sequentially from the fourth quarter of fiscal 2004. The decline in operating income from the fourth quarter of fiscal 2004 was largely driven by a change in the mix of business in the Wireless Group. "In the first quarter we experienced a general decline in Wireless demand and a higher percentage of net sales coming from lower margin, higher average material content wireless custom assembly and resistive products", said Lawrence A. Sala, Chairman and CEO.

    Income from continuing operations for the first quarter was $2.0 million, or $0.10 per diluted share compared to $1.2 million, or $0.05 per diluted share in the first quarter of fiscal 2004, and $2.7 million, or $0.12 per diluted share in the fourth quarter of fiscal 2004.

    Net income for the first quarter was $2.0 million, or $0.10 per diluted share compared to $1.8 million, or $0.08 per diluted share for the first quarter of last year, and $2.7 million, or $0.12 per diluted share for the fourth quarter of fiscal 2004. The effective tax rate for the first quarter of fiscal 2005 was 27%.

    Balance Sheet

    Cash, cash equivalents and marketable debt and equity securities at September 30, 2004 were $101 million. In the first quarter, the Company used $1.5 million in cash for operations as a result of a $1.6 million increase in inventory and a $2.1 million increase in accounts receivable. These increases were driven by the change in business mix in the Wireless Group and a higher percentage of net sales to customers in Europe and Asia where normal payment terms are typically 60 days. In addition, the Company used $4.8 million in cash for the purchase of the Salem, NH facility and repurchased 968,200 shares of its common stock for $11.6 million.

    Wireless Group

    Wireless Group net sales from continuing operations for the quarter were $17.8 million, up 53% from the first quarter of fiscal year 2004, and down 2% sequentially from the fourth quarter of fiscal 2004. Despite the relatively strong net sales, demand for Wireless products declined throughout the quarter. "Demand from Wireless Group customers was uncharacteristically volatile in the first quarter and visibility remains limited. We continue to see, however, a strong flow of new standard and custom product design-in opportunities for both infrastructure and consumer wireless applications," said Sala. During the quarter, the Wireless Group introduced several new Xinger II standard components for infrastructure power and low noise amplifier applications, and miniature balun products for handset applications.

    Space and Defense Group

    Space and Defense Group net sales for the quarter were $7.2 million, up 7% from the first quarter of fiscal 2004, and up 5% sequentially from the fourth quarter. New orders for the quarter totaled $7.2 million and included contracts for missile receivers and radar antenna feed networks, resulting in a book to bill ratio of 1.0 to 1.0. Space and Defense backlog at September 30, 2004 was $37.1 million, relatively unchanged from June 30, 2004.

    Subsidiary Consolidation and Facility Closure

    In order to accelerate our ceramic product growth initiatives and improve our operating efficiency, the Company has decided to consolidate its RF Power subsidiary with the Company's Amitron subsidiary and close RF Power's facility in Bohemia, New York. The facility closure was announced yesterday to RF Power employees. Both entities are engaged in the manufacture of ceramic based products but serve different market segments. This consolidation will create one organization with the depth and strength of talent and capital resources capable of achieving sustainable growth and profitability. In addition, this consolidation provides the opportunity to leverage the manufacturing technology strength of Amitron and the product strength of RF Power under the direction of one management team. The consolidated company, Anaren Ceramics, Inc., will operate at the Company's newly acquired 65,000 square foot facility in Salem, NH which will fully accommodate the current capacity needs of the combined entity as well as significant future growth. Anaren Ceramics will continue to market power termination products under the RF Power brand. We anticipate that the transition of the RF Power operations to the Salem, NH facility will be completed by the end of the second quarter, and all severance and facility closure expenses will be incurred in the quarter. As a result, we expect to recognize one-time expenses of $1.1 million consisting of severance costs of approximately $600,000 and other facility closure costs of approximately $500,000, or $0.04 per diluted share in the second quarter. It is anticipated that the consolidation and closure of the RF Power facility will reduce annual operating expenses by approximately $1.5 to $2.0 million, or approximately $0.05 to $0.07 per diluted share.

    Outlook

    Given the current decline in Wireless infrastructure demand and the anticipated expenses for the closure and consolidation of the RF Power operation, we expect net sales to be in the range of $22.0 - $24.0 million and diluted earnings per share to be in the range of $0.02 - $0.04 for the second quarter of fiscal 2005, including severance and facility closing costs.

    Forward-Looking Statements

    The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward- looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment. Such known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays and/or difficulties consolidating the Company's RF Power and Amitron subsidiaries into the Company's newly acquired Salem, NH facility; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2004 Annual Report, Anaren's Form 10-K for the fiscal year ended June 30, 2004 and Anaren's Form 10-Q for the three months ended September 30, 2004 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

    Conference Call

    Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) and ccbn.com at http://www.streetevents.com on Tuesday, October 26, 2004 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning October 26, 2004 through midnight October 30, 2004. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 807573. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-800-946-0712 and International is 1-719-457-2641.

    Company Background

    Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at http://www.anaren.com.

                          Anaren, Inc. and Subsidiaries

                 Consolidated Condensed Statements of Income

                                   (Unaudited)

                                          Three Months Ended
                             Sept. 30, 2004  Sept. 30, 2003   June 30, 2004

    Net sales                   $24,907,357     $18,270,673   $24,827,114

    Cost of sales                17,016,539      12,311,778    15,332,027
    Gross profit                  7,890,818       5,958,895     9,495,087

    Operating expenses:

      Marketing                   1,776,645       1,585,466     1,742,553
      Research and development    1,645,077       1,421,782     1,911,196
      General and administrative  2,102,184       1,838,399     2,960,602
        Total operating expenses  5,523,906       4,845,647     6,614,351

    Operating income              2,366,912       1,113,248     2,880,736

    Other income (expense):

      Interest expense               (5,805)         (2,972)       (2,676)
      Other, primarily
       interest income              353,057         467,976       467,177
        Total other income,

         net                        347,252         465,004       464,501

    Income from continuing operations
    before income taxes           2,714,164       1,578,252     3,345,237
    Income taxes                    733,000         381,000       689,000
    Income from continuing
     operations                   1,981,164       1,197,252     2,656,237
    Discontinued operations:
      Income (loss) from
       discontinued operations
       of Anaren Europe                          (1,213,345)          133
      Income tax benefit                 --      (1,800,000)           --
      Net income from
       discontinued operations           --         586,655           133

    Net Income                   $1,981,164      $1,783,907    $2,656,370

    Basic earnings per share:
      Income from continuing

       operations                     $0.10           $0.05         $0.13
      Income (loss) from discontinued
       operations                      0.00            0.03          0.00
      Net income (loss)               $0.10           $0.08         $0.13

    Diluted earnings per share:
      Income from continuing

       operations                     $0.10           $0.05         $0.12
      Income (loss) from discontinued
       operations                      0.00            0.03          0.00
      Net income (loss)               $0.10           $0.08         $0.12

    Shares used in computing net income per share:

       Basic                     20,144,447      21,757,734    20,615,926
       Diluted                   20,678,163      22,352,927    21,380,992


                          Anaren, Inc. and Subsidiaries

                 Consolidated Condensed Statements of Income

                                   (Unaudited)

                                               Three Months Ended
                             Sept. 30, 2004  Sept. 30, 2003   June 30, 2004

    Net sales                        100.0%          100.0%        100.0%

    Cost of sales                     68.3%           67.4%         61.8%
    Gross profit                      31.7%           32.6%         38.2%

    Operating expenses:

      Marketing                        7.1%            8.7%          7.0%
      Research and development         6.6%            7.8%          7.7%
      General and administrative       8.5%           10.0%         11.9%
        Total operating expenses      22.2%           26.5%         26.6%

    Operating income                   9.5%            6.1%         11.6%

    Other income (expense):

      Interest expense                (0.0%)          (0.0%)        (0.0%)
      Other, primarily interest
       income                         1.4%             2.6%          1.9%
        Total other income, net       1.4%             2.6%          1.9%

    Income from continuing operations
     before income taxes             10.9%             8.7%         13.5%
    Income taxes                      2.9%             2.1%          2.8%
    Income from continuing
     operations                       8.0%             6.6%         10.7%
    Discontinued operations:
      Income (loss) from discontinued
       operations of Anaren Europe    0.0%            (6.6%)         0.0%
      Income tax benefit              0.0%            (9.8%)         0.0%
      Net income from discontinued
       operations                     0.0%             3.2%          0.0%
      Net income                      8.0%             9.8%         10.7%

                                  Anaren, Inc.

                      Consolidated Condensed Balance Sheets

                                   (Unaudited)

                                              Sept. 30, 2004 June 30, 2004

    Assets:

    Cash, cash equivalents and short-term
     investments                                 $68,821,413    $85,341,896
    Accounts receivable, net                      15,879,932     13,812,853
    Other receivables                              1,111,182      1,040,838
    Inventories                                   18,231,601     16,608,055
    Other current assets                           2,147,863      2,263,477
        Total current assets                     106,191,991    119,067,119

    Net property, plant and equipment             25,468,793     21,342,554
    Marketable debt securities                    32,654,728     35,113,068
    Goodwill                                      30,715,861     30,715,861
    Other intangibles                                922,894      1,243,886
    Total assets                                $195,954,267   $207,482,488


    Liabilities and stockholders' equity Liabilities:

    Accounts payable                              $6,195,865     $7,198,252
    Accrued expenses                               1,760,092      3,092,370
    Customer advance payments                        176,891        411,486
    Other liabilities                              2,391,347      1,627,679
        Total current liabilities                 10,524,195     12,329,787

    Other non-current liabilities                  4,852,148      4,788,433
        Total liabilities                         15,376,343     17,118,220

    Stockholders' equity:

    Retained earnings                             53,228,435     51,247,271
    Common stock and additional
     paid-in capital                             171,429,491    171,329,299
    Accumulated comprehensive loss                  (203,191)        41,110
      Less cost of treasury stock                (43,876,811)   (32,253,412)
      Total stockholders'equity                  180,577,924    190,364,268

    Total liabilities and

     stockholders' equity                       $195,954,267   $207,482,488



                        ANAREN, INC. AND SUBSIDIARIES
               Consolidated Condensed Statements of Cash Flows

                                   (Unaudited)

                                                       Three Months Ended
                                             Sept. 30, 2004  Sept. 30, 2003
    Cash flows from operating activities:

      Net income                                  $1,981,164    $ 1,783,907
      Net income gain (loss) from
       discontinued operations                            --        586,655
      Net income from continuing operations        1,981,164      1,197,252
    Adjustments to reconcile net income to net cash provided by operating activities:

        Depreciation and amortization of plant
         and equipment                             1,252,667        997,964
        Amortization of intangibles                  320,992        124,885
        Provision for doubtful accounts               (5,741)        (8,205)
        Deferred income taxes                         73,300         38,100
        Unearned compensation                         71,550         71,550
        Receivables                               (2,061,338)    (1,366,549)
        Inventories                               (1,623,546)       (69,491)
        Accounts payable                          (1,002,388)       371,604
        Other assets and liabilities                (518,775)       131,874
        Net cash provided by continuing
         operations                               (1,512,115)     1,488,984
        Net cash used for discontinued
         operations                                       --        (75,750)
        Net cash provided by operating activities (1,512,115)     1,413,234
    Cash flows from investing activities:

        Capital expenditures                      (5,606,303)      (878,447)
        Proceeds from sale of stock                  293,930             --
        Net maturities (purchase) of marketable
         debt and equity securities                2,503,921        (22,553)
        Net cash used in investing activities from
         continuing operations                    (2,808,452)      (901,000)
        Net cash used in investing activities (2,808,452) (901,000) Cash flows from financing activities:

        Stock options exercised                       28,642        172,701
        Purchase of treasury stock               (11,623,399)    (3,336,643)
        Net cash used in financing activities    (11,594,757)    (3,163,942)

        Effect of exchange rates                         962         12,274
        Net decrease in cash and cash
         equivalents                             (15,914,362)    (2,639,434)
    Cash and cash equivalents at beginning
     of period                                    23,303,263     11,062,662
    Cash and cash equivalents at end of period    $7,388,901     $8,423,228

SOURCE  Anaren, Inc.

    -0-                             10/26/2004
    /CONTACT: Lawrence A. Sala, President/CEO, or Joseph E. Porcello, VP of Finance, +1-315-432-8909, both of Anaren /
    /PHOTO: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO /
    /Web site:  http://www.anaren.com /
    (ANEN)

CO:  Anaren, Inc.

ST:  New York

IN:  CPR ECM NET
SU:  ERN CCA